Exhibit 10.1

EXECUTION VERSION

MANAGEMENT CONSULTING AGREEMENT

MANAGEMENT CONSULTING AGREEMENT, dated as of April 27, 2016 (this “Agreement”), by and among THE FRESH MARKET, INC., a Delaware corporation (the “Company”), POMEGRANATE HOLDINGS, INC., a Delaware corporation (“Holdings”), and TFM2, LLC, a Delaware limited liability company (“TFM2”).

RECITALS

WHEREAS, TFM2 has expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to Holdings, its direct and indirect divisions and subsidiaries and, where applicable, controlled affiliates, including the Company (collectively, the “Company Group”) and their businesses;

WHEREAS, each of Holdings and the Company desires to avail itself of TFM2’s expertise and consequently has requested that TFM2 make such expertise available from time to time in rendering certain management consulting and advisory services related to the business and affairs of the Company Group and the review and analysis of certain financial and other transactions; and

WHEREAS, each of TFM2, Holdings and the Company agrees that it is in its best interest to enter into this Agreement whereby, for the consideration specified herein, TFM2 shall provide the services identified herein as an independent contractor to the Company Group on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.    Retention of TFM2.

Holdings and the Company retain TFM2 to provide the services hereunder, and TFM2 accepts such retention, upon the terms and subject to the conditions set forth in this Agreement.

Section 2.    Term.

(a) This Agreement shall commence on, and shall be effective from, the date hereof and, subject to the terms of Section 2(b) below, shall terminate simultaneously with the Apollo Management Consulting Agreement (as defined below) (the “Term”) or such earlier date as TFM2, Holdings and the Company may mutually agree in writing. The date on which the Term expires or on which TFM2, Holdings and the Company mutually agree in writing to terminate this Agreement shall be deemed the “Termination Date.” The obligations of the Company Group pursuant to Sections 2(b), 4 (solely to the extent of any Consulting Fee or portion thereof incurred, but not paid, prior to the termination of this Agreement), and 5 and the provisions of Section 6 through Section 14 shall survive the termination of this Agreement.

(b) TFM2’s obligation to provide the services hereunder and the Company’s obligations under Section 4 shall continue through and until the earlier of: (i) the Termination Date; and (ii) any merger, acquisition, disposition, recapitalization, divestiture, sale of assets, joint venture, issuance of securities (whether equity, equity-linked, debt or otherwise), financing or any similar transaction, in a single transaction or series of related transactions, the result of which is that New Holders (as defined below) become the beneficial owner, directly or indirectly, of more than 90% of the equity and/or voting securities, or all or substantially all of the assets, of the Company and/or the Company Group. For the purposes of this Section 2(b), “New Holders” means one or more Persons that are not Initial Holders; and “Initial Holders” means (A) holders of equity interests of Pomegranate Parent Holdings, Inc. (“Parent Holdings”) as of the date hereof, (B) any Persons who acquire equity interests of Parent Holdings during the six (6) month period following the date hereof, (C) any directors, officers, employees and/or other members of management of Parent Holdings and/or its subsidiaries who acquire or receive equity interests of Parent Holdings at any time in their capacities as such and/or (D) any Affiliates of any of the foregoing (A) or (B).

Section 3.    Management Consulting Services.

(a) TFM2 shall advise the Company Group and members of senior management of the Company Group concerning such management matters that relate to proposed financial transactions, acquisitions and other senior management matters related to the business, administration and policies of the members of the Company Group. Holdings or the Company shall provide all such background materials and information necessary for TFM2 to complete such services, and TFM2 shall devote such time to any such request as TFM2 shall deem necessary. Such consulting services shall be rendered in person or by telephone or other communication as determined by TFM2, and TFM2 may elect to have all or a portion of such services provided by or through its agents, employees or independent contractors. TFM2 shall have no obligation to any member of the Company Group as to the manner and time of rendering the services hereunder, and no member of the Company Group shall have any right to dictate or direct the details of the services rendered hereunder, or otherwise review the services rendered hereunder.

(b) Holdings and the Company shall promptly provide any materials or information that TFM2 may request in connection with the provision of services by TFM2 pursuant to the terms and conditions of this Agreement or to comply with Securities and Exchange Commission or other legal requirements (any such materials or information so furnished, the “Information”). Each of Holdings and the Company recognizes and confirms that TFM2 (i) shall use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (ii) does not assume any responsibility or liability whatsoever for the accuracy or completeness of the Information and such other information and (iii) is entitled to rely upon the Information without independent verification.

(c) TFM2 shall perform all services to be provided hereunder as an independent contractor to the Company Group and not as an employee, agent, partner of, member of a joint venture with, equity holder or representative of any member of the Company Group. TFM2 shall have no authority to act for or to bind any member of the Company Group while acting in its capacity as an advisor to the Company Group under this Agreement without Holdings’ or the Company’s prior written consent.

(d) This Agreement shall in no way prohibit TFM2, its Affiliates, or any of its or its Affiliates’ current or former limited partners, general partners, directors, members, officers, managers, employees, agents, independent contractors, equity holders, affiliates, advisors or representatives from engaging in other activities or performing services for its or their own account or for the account of others, including for any Person that may be in direct or indirect competition with any business of any member of the Company Group, and the Company, on behalf of each member of the Company Group, disclaims to the fullest extent any prohibition thereof.

(e) TFM2 shall not have, by reason of this Agreement, a fiduciary relationship in respect of the Company Group, and nothing in this Agreement is intended to or shall be so construed as to impose upon TFM2, its Affiliates or any of their respective limited partners, general partners, directors, members, officers, managers, employees, agents, independent contractors, equity holders, affiliates, advisors or representatives, any obligation, except as expressly set forth in this Agreement.

(f) Any advice or opinions provided by TFM2 may not be disclosed or referred to publicly or to any third party (other than Holdings’, the Company’s or any of their respective affiliate’s legal, tax, financial or other advisors, each of which first agrees to keep such advice or opinions confidential), except in accordance with TFM2’s prior written consent.

Section 4.    Compensation.

(a) As consideration for TFM2’s agreement to render the services set forth in Section 3(a) of this Agreement, subject to waiver or deferral as described in Section 4(e), and as compensation for any such services rendered by TFM2, the Company agrees to pay, or cause to be paid, to TFM2 a nonrefundable quarterly fee (the “Consulting Fee”) in an amount equal to (i) the Apollo Management Consulting Fee (as defined below) multiplied by (ii) the TFM2 Pro Rata Share, payable in full and in advance for each fiscal quarter on the first business day of such fiscal quarter (with each fiscal year beginning on January 1); provided, that on the date of the closing of the transactions (the “Closing” and the date on which the Closing occurs, the “Closing Date”) contemplated by that certain Agreement and Plan of Merger, dated as of March 11, 2016, by and between Holdings, Pomegranate Merger Sub, Inc. and the Company (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), the Company shall pay, or cause to be paid, to TFM2 a prorated portion of the Consulting Fee equal to (A) the Apollo Management Consulting Fee, multiplied by (B) the TFM2 Pro Rata Share, multiplied by (C) a fraction (expressed as a percentage) the numerator of which is the number of calendar days remaining after the Closing Date in the fiscal quarter in which the Closing occurs and the denominator of which is the number of calendar days in such fiscal quarter. The Consulting Fee will be payable to TFM2 by wire transfer in immediately available funds to the bank account designated by TFM2. For purposes herein, the phrase “TFM2 Pro Rata Share” means, as of the date of calculation, a fraction, the numerator of which is the total number of shares in Parent Holdings that are held by TFM2 and its Co-Investor Permitted Transferees (as defined in the Stockholders Agreement of Parent Holdings, dated as of the date hereof, by the among the stockholders party thereto) (the “TFM2 Group”) and the denominator of which is the sum of (x) the total number of shares in Parent Holdings held by the TFM2 Group and (y) the total number of shares in Parent Holdings held by the Sponsor Funds (as defined in the Stockholders Agreement of Parent Holdings, dated as of the date hereof, by the among the stockholders party thereto). For purposes herein, the phrase “Apollo Management Consulting Fee” means the amount set forth in Section 4(a), clause (i), of the Apollo Management Consulting Agreement, as the same may be increased (or decreased) from time to time.

(b) The parties acknowledge and agree that an objective of the Company Group is to maximize value for its equity holders which may include consummating (or participating in the consummation of) one or more underwritten public offerings of any class of equity or debt securities of the Company or any other member of the Company Group or a direct or indirect parent company thereof (each such offering, an “Underwritten Offering”). The services provided to the Company Group by TFM2 pursuant to this Agreement will help to facilitate the consummation of an Underwritten Offering, should any member of the Company Group decide to pursue such a transaction.

(c) Reference is made to that certain First Lien Credit Agreement, dated as of the date hereof, by and among Holdings, Pomegranate Merger Sub, Inc. (“Merger Sub”), the Lenders party thereto, and Barclays Bank PLC, as Administrative Agent and that certain Indenture, dated as of the date hereof, by and among Merger Sub, the Subsidiary Guarantors party thereto and Wilmington Trust, National Association, as trustee (each as amended, restated, supplemented or otherwise modified from time to time, the “Debt Documents”). Any portion of the fees payable to TFM2 under this Agreement (including the Consulting Fee) which the Company is prohibited from paying to TFM2 under the Debt Documents shall be deferred and shall be payable at the earliest time permitted under the Debt Documents or upon the payment in full of all obligations under the Credit Agreements; provided, that such fees shall only be deferred if (and only for so long as) such fees under the Apollo Management Consulting Agreement are being deferred under the Debt Documents. The Company shall notify TFM2 if the Company or its subsidiaries shall be unable to pay any fees pursuant to the Debt Documents on each date on which the Company would otherwise make a payment of fees under this Agreement to TFM2.

(d) All amounts payable to TFM2 hereunder shall be paid in cash and in U.S. dollars by wire transfer in immediately available funds to the bank account designated by TFM2.

(e) TFM2 may, at its sole discretion, waive or defer, in full or in part, payment of the Consulting Fee by providing written notice to such effect to the Company; provided that, in the event Apollo Management Holdings, L.P. (“Apollo”) elects to waive or defer, in full or in part, any payment of the Consulting Fee (as defined in the Apollo Management Consulting Agreement) payable pursuant to the Management Consulting Agreement, dated as of the date hereof, by and among the Company, Holdings and Apollo (the “Apollo Management Consulting Agreement”) in accordance with Section 4(f) of the Apollo Management Consulting Agreement, TFM2 shall automatically be deemed to have waived or deferred, in full or in part, the applicable payment of the Consulting Fee on the same terms, and subject to the same conditions, as the election by Apollo. The Company shall not claim a deduction on any tax return (i) for any such fee waived by TFM2 and (ii) for any such fee deferred by TFM2 until actually paid to TFM2, if at all.

Section 5.    Indemnification; Limitation on Damages

(a) The Company shall indemnify and hold harmless TFM2, its Affiliates, and all of its and its Affiliates’ limited partners, general partners, directors, members, officers, managers, employees, agents, independent contractors, equityholders, affiliates and advisors (each such Person being an “Indemnified Party”) on demand from and against any and all losses, claims, demands, actions, causes of action, judgments, obligations, contracts, agreements, debts, costs, expenses, disbursements, damages and liabilities, whether known or unknown, contingent or otherwise, at common law, civil law and in equity, including in connection with seeking indemnification and, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the services contemplated by this Agreement or the engagement of TFM2 pursuant to, and the performance by TFM2 (or any other Person permitted hereunder) of the services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, demand, suit, investigation or proceeding is initiated or brought by any member of the Company Group; provided, that no Indemnified Party shall be entitled to any indemnification pursuant to this Agreement with respect to any investment losses or other Liabilities that may be incurred by such party solely in its capacity as an investor (directly or indirectly) in the Company Group. The Company shall on demand reimburse any Indemnified Party for all costs, fees, disbursements and expenses (including attorneys’ fees and expenses and fees and expenses of any investigator or consultant) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, demand, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company shall not be liable under the foregoing indemnification provisions with respect to any Liability of an Indemnified Party to the extent that such is determined by a court of competent jurisdiction, in a final judgment from which no further appeal may be taken, to have resulted primarily from the fraud or willful misconduct of such Indemnified Party. The fees, expenses, costs and disbursements of an Indemnified Party (including attorneys’ fees and fees and expenses of any investigator or consultant) shall be paid by the Company as they are incurred only upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the fraud or willful misconduct of such Indemnified Party.

(b) The Company Group’s sole and exclusive remedy against TFM2 and any other Indemnified Party for breach of this Agreement or otherwise arising from, in connection with or related to the performance of the services to be rendered hereunder, shall be to offset any fees otherwise payable to TFM2 by the amount of any Liabilities arising out of or relating to this Agreement or the services to be rendered hereunder, it being understood that any recovery shall be limited to recovery of actual damages, and no special, consequential, indirect, or punitive damages shall be allowed. No Indemnified Person shall be liable to the Company Group (i) for any breach hereunder by another Indemnified Person or (ii) for any breach by it, unless such breach constitutes fraud or willful misconduct as determined in a final judgment of a court of competent jurisdiction from which no appeal can be made.

Section 6.    Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally-recognized overnight courier, or email (in each case if no “system error” or other notice on non-delivery is generated), or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to TFM2, to:

TFM2, LLC

c/o Leslie L Anderson

Leslie Anderson, CPA, P.C.

1101 Norwalk Street

Greensboro, NC 27407-2022

Email: Anderson@leslieandersonpc.com

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

One Atlantic Center

1201 West Peachtree Street, Suite 2800

Atlanta, Georgia 30309-3450

Attention: Joseph Silver, Esq.

Email:      Joeseph.silver@dlapiper.com

if to the Company or Holdings, to it at:

c/o Apollo Management VIII, L.P.

9 West 57th Street, 43rd Floor

New York, NY 10019

Attention: Laurie Medley, Esq.

Email:       lmedley@apollolp.com

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: Robert G. Robison, Esq.

        R. Alec Dawson, Esq.

        James Z. Fang, Esq.

Email:       robert.robison@morganlewis.com

                  alec.dawson@morganlewis.com

                  james.fang@morganlewis.com

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of facsimile or email, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 7.    Benefits of Agreement.

This Agreement shall bind and inure to the benefit of TFM2, Holdings, the Company, the Indemnified Parties and any successors to or assigns of TFM2, Holdings, the Company and the Indemnified Parties; provided, this Agreement may not be assigned by any party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld in the case of any assignment by TFM2. Upon TFM2’s request, the Company shall cause the other members of the Company Group to become parties hereto directly in order to avail themselves of the services hereunder.

Section 8.    Governing Law.

This Agreement shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of New York, without giving effect to any law that would cause the laws of any jurisdiction other than the State of New York to be applied. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any state court sitting in New York City or any federal court sitting in the Southern District of New York for the purpose of any action arising out of or relating to this letter agreement brought by any party hereto, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this letter agreement or any of the transactions contemplated by this letter agreement in any other court and (e) irrevocably waives, in any such action, any claim of improper venue or any claim that such courts are an inconvenient forum.

Section 9.    Headings.

Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 10.    Entire Agreement; Amendments.

This Agreement contains the entire understanding of the parties hereto with respect to its subject matter and supersedes and cancels any and all prior or contemporaneous agreements or understandings, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged, modified or terminated except by a written agreement signed by each of the parties hereto.

Section 11.    Counterparts.

This Agreement may be executed in counterparts, including via facsimile transmission or PDF copies sent by e-mail, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same document.

Section 12.    Waivers.

Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 13.    Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.    Definitions.

For purposes of this Agreement, the term “Affiliate,” with respect to TFM2, shall include, without limitation, the members of TFM2 and each person controlling, controlled by or under common control with any of the foregoing persons. Furthermore, for purposes of this Agreement, the term “Person” shall mean an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization or governmental authority (or any department, agency or political subdivision thereof). The words “include”, “includes” and “including” mean include, includes and including “without limitation”. Each and every decision, election, instruction or direction to be made or given by, or any act to be performed (or omitted) by, TFM2 hereunder shall be made, given, taken or omitted by TFM2 in its sole and non-reviewable discretion.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

THE FRESH MARKET, INC.

By:
Name: Jeffrey Ackerman
Title: CFO

[Signature Page to Berry Management Consulting Agreement]

POMEGRANATE HOLDINGS, INC.

By:

Name: Andrew S. Jhawar
Title: President

[Signature Page to Berry Management Consulting Agreement]

TFM2, LLC

By:
	Name:	Leslie Anderson
	Title:	Manager

[Signature Page to Berry Management Consulting Agreement]